Exhibit 99.1

FOR IMMEDIATE RELEASE

Marpai Announces Closing of the Acquisition of Maestro Health

The acquisition doubles Marpai’s size, expands the reach of AI-powered health services,

adds pharmacy cost containment and clinical care programs to its platform

NEW YORK, November 1, 2022 — Marpai, Inc. (Nasdaq: MRAI) (“Marpai” or the “Company”), a technology company transforming third-party administration (TPA) in the self-funded employer health plan market, today announced the closing of its previously announced acquisition of Maestro Health LLC (“Maestro”) in a deal that more than doubles the size of the Company. Maestro is a leading TPA based in Chicago, Illinois that serves over 80 self-insured employers. Together, the joint company brings AI-powered health plan~~s~~ services to over 40,000 employees nationwide making it a leading technology driven player in the market. The acquisition of Maestro is expected to more than double the number of Marpai’s customers and the number of members it serves.

The combined company will continue to focus on generating superior member population health outcomes with the greatest cost efficiency for employer health plans. Marpai brings AI-powered services including proactive, targeted health interventions for at-risk members and outreach to fill gaps in care for annual visits. Maestro brings in-house Clinical Care Management with a proven track record of life-enhancing, cost saving member care, and an innovative pharmacy cost containment program that saves employers up to 75% on high-cost specialty medications while reducing copays for members. Both companies bring deep domain expertise in self-funded healthcare.

“Our goal is to transform the company health plan for self-insured employers, and this acquisition propels us forward," said Edmundo Gonzalez, Co-Founder and Chief Executive Officer of Marpai. “Maestro is a strong strategic and cultural fit with Marpai, and I am truly excited about the positive impact our combined company will have on the lives we serve. Together, we believe that we can change the cost and outcome curves in self-funded healthcare."

The acquisition is expected to accelerate Marpai’s growth trajectory and strengthens the Company's financial profile for continued success. Marpai will integrate Maestro’s complementary services to better serve customers and expand into new revenue areas.

"Joining Marpai is incredibly exciting for our clients, members and employees. We are building the payer of the future. Our member-centric, technology-driven approach is high impact and we believe that it is unmatched in the self-funded health plan market." says Brandon Wood, Chief Executive Officer of Maestro.

Clients and members of Maestro will continue to be served through its current portal, customer service center, website and relationship managers until its brand and systems are fully converted to Marpai, which is expected to occur in early 2023.

For more information, visit www.marpaihealth.com.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is a technology company bringing AI-powered health plan services to employers that directly pay for employee health benefits. Primarily competing in the $22 billion TPA (Third Party Administrator) sector serving self-funded employer health plans representing over $1 trillion in annual claims, Marpai creates the healthiest member population with the greatest cost efficiency within the plan budget. Marpai leverages AI and big data to proactively fill gaps in care for members, implement meaningful interventions that improve near-term outcomes and guide members to high-value provider and pharmacy solutions to reduce avoidable, excessive, inappropriate, and costly care. Operating nationwide, Marpai offers access to provider networks including Aetna and Cigna and all standard TPA services. For more information, visit www.marpaihealth.com, the content of which is not incorporated by reference into this press release.

About Maestro Health

Maestro is a Third-Party Administrator (TPA) for employee health and benefits servicing approximately 25,000 employee lives. Maestro offers end-to-end health plan solutions, integrating in-house care management and cost containment services. Maestro has over 80 customers in over 40 states with a 93% client retention rate, indicating a high level of customer satisfaction.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding revenues, employee lives and cash. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "guidance," "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses the expected benefits to be derived from the acquisition and combined company, that the acquisition is expected to more than double its revenues, the number of customers and members the combined company will serve, that the combined company will help employers provide benefits with greater cost efficiencies that will lead to healthier and more satisfied member populations, that the acquisition will accelerate its growth trajectory and strengthen its financial profile, that it will integrate Maestro’s complementary services to better serve customers and expand into new revenue areas and the expected timing of the conversion of Maestro’s brand and systems. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, and risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

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Media contact:
Jane Cavalier
jcavalier@marpaihealth.com
(203) 858-3801

Investor Relations contact:
Simon Li
simonli@marpaihealth.com
(813) 822-3950

SOURCE Marpai, Inc.

Released November 1, 2022